Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Notes	$19,109,710.00	$586.67

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $965,747.96 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $586.67 is offset against the registration fee due for this offering and of which $965,161.29 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 1

(To prospectus dated May 30, 2006

prospectus supplement dated May 30, 2006

underlying supplement no. 100 dated December 13, 2006

underlying supplement no. 160 dated January 11, 2007

underlying supplement no. 120 dated July 16, 2007 and

product supplement no. 650-I, dated July 23, 2007)

MTNI383 (SPX), MTNI381 (SX5E), MTNI382 (NKY)

Performance Securities with Contingent Protection

Strategic Alternatives to Indexing

Lehman Brothers Holdings Inc. $7,232,050 Securities linked to the S&P 500® Index due August 31, 2012

Lehman Brothers Holdings Inc. $10,115,520 Securities linked to the Dow Jones EURO STOXX 50® Index due August 31, 2012

Lehman Brothers Holdings Inc. $1,762,140 Securities linked to the Nikkei 225SM Index due August 31, 2012

Investment Description

Performance Securities with Contingent Protection linked to the S&P 500® Index (the “S&P 500 Notes”), Performance Securities with Contingent Protection linked to the Dow Jones EURO STOXX 50® Index (the “EURO STOXX 50 Notes”) and Performance Securities with Contingent Protection linked to the Nikkei 225SM Index (the “Nikkei 225 Notes”, together with the S&P 500 Notes and the EURO STOXX 50 Notes, each a “Note”, and, collectively, the “Notes”) are notes issued by Lehman Brothers Holdings Inc. linked to the performance of an index. The amount you receive at maturity is based on the return of the applicable index and, in certain circumstances, on whether the level of the applicable index has closed below a specified Trigger Level on any trading day during the Observation Period. If the applicable Index Return is positive or zero, at maturity you will receive an amount in cash per Note that is equal to your principal amount plus an amount based on the applicable Index Return multiplied by the applicable Participation Rate. If the applicable Index Return is negative and the index has not closed below the applicable Trigger Level on any trading day during the Observation Period, you will receive your principal. If the applicable Index Return is negative and the index closed below the applicable Trigger Level on any trading day during the Observation Period, your Notes will be fully exposed to any decline in the applicable index, and you could lose some or all of your investment. Investors will not receive interest or dividend payments during the term of the Notes. Investing in the Notes involves significant risks. You may lose some or all of your principal.

Features
❑

Enhanced Growth Potential –The Notes provide the opportunity to receive enhanced equity returns by multiplying the positive Index Return by the applicable Participation Rate. The Notes are not subject to a maximum gain.

❑

Contingent Protection Against Loss – Payment at maturity of the principal amount of your Notes is protected, so long as the applicable index does not close below the applicable Trigger Level on any trading day during the Observation Period. If the applicable index closes below the applicable Trigger Level on any trading day during the Observation Period, your Notes will be fully exposed to any decline in the applicable index on the Final Valuation Date, and you could lose some or all of your investment.

Key Dates

Trade Date	August 28, 2007
Settlement Date	August 31, 2007
Final Valuation Date*	August 28, 2012
Maturity Date*	August 31, 2012

*	Subject to postponement in the event of a market disruption event, as described under “Description of Notes - Payment at Maturity” in the accompanying product supplement no. 650-I.

Security Offerings

We are offering Performance Securities with Contingent Protection Linked to an Index. Each Note is linked to a particular index with a different Participation Rate. The performance of each Note will not depend on the performance of any other Note.

Notes	Participation Rate	Index Starting Level	Trigger Level	CUSIP	ISIN
S&P 500® Index	115.10%	1,432.36	716.18	52522L129	US52522L1290

Dow Jones EURO STOXX 50® Index	174.00%	4,170.68	2,085.34	52522L137	US52522L1373

Nikkei 225SM Index	176.70%	16,287.49	8,143.75	52522L145	US52522L1456

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 650-I dated July 23, 2007, underlying supplement no. 100 dated December 13, 2006 for the S&P 500 Notes (the “S&P 500 Underlying Supplement”); underlying supplement no. 160 dated January 11, 2007 for the EURO STOXX 50 Notes (the “EURO STOXX 50 Underlying Supplement”); and underlying supplement no. 120 dated July 16, 2007 for the Nikkei 225 Notes ( the “Nikkei 225 Underlying Supplement”) and this pricing supplement. See “Key Risks” on page 5, the more detailed “Risk Factors” beginning on page SS-1 of product supplement no. 650-I for risks related to an investment in the Notes and “Risk Factors” beginning on page US-1 of the S&P 500 Underlying Supplement, “Risk Factors” on page US-1 of the EURO STOXX 50 Underlying Supplement and “Risk Factors” on page US-1 of the Nikkei 225 Underlying Supplement for risks related to the Indices.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 650-I, the S&P 500 Underlying Supplement, the EURO STOXX 50 Underlying Supplement, the Nikkei 225 Underlying Supplement and any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC insured.

	Price to Public		Underwriting Discount		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
S&P 500® Index	$7,232,050.00	100%	$253,121.75	3.50%	$6,978,928.25	96.50%

Dow Jones EURO STOXX 50® Index	$10,115,520.00	100%	$354,043.20	3.50%	$9,761,476.80	96.50%

Nikkei 225SM Index	$1,762,140.00	100%	$61,674.90	3.50%	$1,700,465.10	96.50%

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term Notes of which these Notes are a part, and the more detailed information contained in product supplement no. 650-I (which supplements the description of the general terms of the Notes); the S&P 500 Underlying Supplement, the EURO STOXX 50 Underlying Supplement or the Nikkei 225 Underlying Supplement, as applicable (which describe the applicable Indices, including risk factors specific to each). Buyers should rely upon the base prospectus; MTN prospectus supplement; product supplement no. 650-I; the S&P 500 Underlying Supplement, the EURO STOXX 50 Underlying Supplement or the Nikkei 225 Underlying Supplement, as applicable; this pricing supplement and any other relevant terms supplement and any relevant free writing prospectus for complete details. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. In the event of any inconsistencies among the documents listed below, this pricing supplement shall supersede product supplement no. 650-I; and, as applicable, the S&P 500 Underlying Supplement, the EURO STOXX 50 Underlying Supplement or the Nikkei 225 Underlying Supplement; each of which shall, in turn, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 650-I and “Risk Factors” in the accompanying S&P 500 Underlying Supplement, the EURO STOXX 50 Underlying Supplement or the Nikkei 225 Underlying Supplement, as applicable, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. toll-free at 1-877-827-2010 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement no. 650-I dated July 23, 2007:
http://www.sec.gov/Archives/edgar/data/806085/000119312507159753/d424b2.htm

♦	Underlying supplement no. 100 dated December 13, 2006 for the S&P 500 Notes:
http://www.sec.gov/Archives/edgar/data/806085/000095013606010223/file1.htm

♦	Underlying supplement no. 160 dated January 11, 2007 for the EURO STOXX 50 Notes:
http://www.sec.gov/Archives/edgar/data/806085/000110465907002078/a07-1299_5424b2.htm

♦	Underlying supplement no. 120 dated July 16, 2007 for the Nikkei 225 Notes:
http://www.sec.gov/Archives/edgar/data/806085/000119312507155621/d424b2.htm

♦	MTN Prospectus supplement dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries. In this document, unless the context otherwise requires, “Notes” refers to the three different Performance Securities with Contingent Protection that are offered hereby.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦	You have a moderate to high risk tolerance

♦	You believe that the applicable index will close above the related Index Starting Level on the Final Valuation Date (and therefore you would receive a positive return on an investment in the Notes)

♦	You seek an investment with a return linked to the performance of the applicable index

♦

You are willing to expose your principal to the full downside performance of the applicable index if the applicable index closes below the applicable Trigger Level on any single trading day during the Observation Period

♦	You are willing to forgo dividends paid on the stocks included in the applicable index in exchange for enhanced returns if that index appreciates and contingent protection if the index declines

♦	You are willing to invest in the Notes based on the applicable Participation Rate

♦	You do not seek current income from this investment

♦	You are willing to hold the Notes to maturity

♦	You do not seek an investment for which there is an active secondary market

The Notes may not be suitable for you if, among other considerations:

♦	You do not believe that the applicable index will close above the related Index Starting Level on the Final Valuation Date

♦	You seek an investment that is 100% principal protected

♦	You prefer to receive the dividends paid on the stocks included in the applicable index

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate

♦	You seek current income from your investments

♦	You are unable or unwilling to hold the Notes to maturity

♦	You seek an investment for which there will be an active secondary market

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 5, “Risk Factors” in product supplement no. 650-I and the S&P 500 Underlying Supplement, the EURO STOXX 50 Underlying Supplement or the Nikkei 225 Underlying Supplement, as applicable, and the MTN Prospectus Supplement for risks related to an investment in the Notes.

Common Terms for Each Offering of Securities

Issuer	Lehman Brothers Holdings Inc. (A+/A1/AA-)[1]

Issue Price	$10 per Note

Term	5 years

Participation Rate	S&P 500 Notes: EURO STOXX 50 Notes: Nikkei 225 Notes:	115.10% 174.00% 176.70%

Payment at Maturity (per $10 Note)

You will receive a cash payment at maturity based on the performance of the applicable index during the term of the Notes.

If the applicable Index Return is positive, you will receive your principal plus a return equal to the applicable Participation Rate times the applicable Index Return:

$10 + ($10 × Participation Rate × Index Return)

If the applicable Index Return is zero, you will receive your principal of :

$10

If the applicable Index Return is negative and the applicable index never closed below the Trigger Level on any trading day during the Observation Period, you will receive your principal of:

$10

If the applicable Index Return is negative and the applicable index closed below the Trigger Level on any trading day during the Observation Period, you will receive your principal reduced by that negative Index Return:

$10 + (10 × Index Return)

In this case the contingent protection is lost and you may lose some or all of your principal.

Index Return	Index Ending Level - Index Starting Level Index Starting Level

Index Starting Level	S&P 500 Notes: EURO STOXX 50 Notes: Nikkei 225 Notes:	1,432.36 4,170.68 16,287.49

Index Ending Level	The closing level of the applicable index on the Final Valuation Date

Trigger Level	S&P 500 Notes: EURO STOXX 50 Notes: Nikkei 225 Notes:	716.18 2,085.34 8,143.75

Observation Period	The period from, but excluding, the Trade Date to, and including, the Final Valuation Date

The performance of each offering of the Notes will depend on the performance of the applicable index to which such offering is linked and will not depend on the performance of any other index or offering of Notes.

Determining Payment at Maturity for Each Offering

Your Notes are not fully principal protected. If the applicable Index Return is negative and the index has closed below the Trigger Level on any trading day during the Observation Period, your principal will be fully exposed to any decline in the applicable index.

1 Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

Hypothetical Examples and Return Table of the Notes at Maturity

The examples and table below illustrate the payment at maturity for a $10.00 Note on a hypothetical offering of the Notes and which reflects the following:

Investment term:	5 years

Index Starting Level:	1,432.36

Trigger Level:	716.18 (50% of the Index Starting Level)

Participation Rate:	115.10%

Range of index performance:	100% to -100%

Observation Period:	The period from, but excluding, the Trade Date to, and including, the Final Valuation Date

Example 1—The Index Return is 20%. Because the Index Return is positive, the payment at maturity per Note will be calculated as follows:

$10 + ($10 × 20% × 115.10%) = $12.30 per Note.

Example 2—The Index Return is -20% and the index never closed below the Trigger Level on any trading day during the Observation Period. Because the Index Return is negative but the index never closed below the Trigger Level, your principal is protected and you will receive $10 per Note at maturity.

Example 3—The Index Return is -20% and the index closed below the Trigger Level on at least one trading day during the Observation Period. Because the Index Return at maturity is negative and the index closed below the Trigger Level on at least one trading day during the Observation Period, the principal protection is lost and the investor is fully exposed to the decline of the index. In this example, the payment at maturity is calculated as follows:

$10 + ($10 × -20%) = $10 - $2 = $8.00 per Note.

If the Index Return is negative and the index closes below the Trigger Level on any trading day during the Observation Period, investors are fully exposed to any decline of the index and could lose some or all of their principal at maturity.

Index		Trigger Event Does Not Occur[1]		Trigger Event Occurs[2]
Index Ending Level	Index Return[3]	Payment at Maturity	Total Return at Maturity	Payment at Maturity	Total Return at Maturity
2864.72	100.00%	$21.51	115.10%	$21.51	115.10%
2721.48	90.00%	$20.36	103.59%	$20.36	103.59%
2578.25	80.00%	$19.21	92.08%	$19.21	92.08%
2435.01	70.00%	$18.06	80.57%	$18.06	80.57%
2291.78	60.00%	$16.91	69.06%	$16.91	69.06%
2148.54	50.00%	$15.76	57.55%	$15.76	57.55%
2005.30	40.00%	$14.60	46.04%	$14.60	46.04%
1862.07	30.00%	$13.45	34.53%	$13.45	34.53%
1718.83	20.00%	$12.30	23.02%	$12.30	23.02%
1575.60	10.00%	$11.15	11.51%	$11.15	11.51%
1432.36	0.00%	$10.00	0.00%	$10.00	0.00%
1289.12	-10.00%	$10.00	0.00%	$9.00	-10.00%
1145.89	-20.00%	$10.00	0.00%	$8.00	-20.00%
1002.65	-30.00%	$10.00	0.00%	$7.00	-30.00%
859.42	-40.00%	$10.00	0.00%	$6.00	-40.00%
716.18	-50.00%	N/A	N/A	$5.00	-50.00%
572.94	-60.00%	N/A	N/A	$4.00	-60.00%
429.71	-70.00%	N/A	N/A	$3.00	-70.00%
286.47	-80.00%	N/A	N/A	$2.00	-80.00%
143.24	-90.00%	N/A	N/A	$1.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

1 Index does not close below the Trigger Level on any trading day during the Observation Period.

2 Index closes below the Trigger Level on at least one trading day during the Observation Period.

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument. See “Certain U.S. Federal Income Tax Consequences” in product supplement no. 650-I.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the applicable index or any of the stocks included in the applicable index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 650-I and in the “Risk Factors” section of the applicable accompanying underlying supplements. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦

Principal Protection ONLY in Limited Circumstances: Your principal will be protected only if the level of the applicable index never closes below the applicable Trigger Level on any trading day during the Observation Period and the Notes are held to maturity.

♦

Market Risk: If the level of the applicable index closes below the applicable Trigger Level on any trading day during the Observation Period, the contingent protection will be eliminated and, at maturity, you will be fully exposed to any decline in the level of the applicable index over the term of the Notes. Accordingly, if the level of the applicable index closes below the applicable Trigger Level on any trading day during the Observation Period and the level of the applicable index on the Final Valuation Date is below the Index Starting Level, your payment at maturity will be less than the principal amount of your Notes. If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price and, as a result, you may suffer substantial losses.

♦

No Interest or Dividend Payments or Voting Rights: As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks included in the applicable index would have.

♦

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment at maturity described in this pricing supplement is based on the performance of the related index, the original issue price of the Notes includes the agents’ commission and the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain, and potential investors should consult with their own tax advisors about their personal circumstances.

♦

Dealer Incentives: We, our affiliates and agents act in various capacities with respect to the Notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell the Notes instead of other investments. We will pay compensation of $0.35 per Note to the principals, agents and dealers in connection with the distribution of the Notes.

♦

Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us and your ability to sell or trade the Notes in the secondary market may be limited.

♦

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Levels of the Indices to which the Notes are Linked or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. We, our affiliates and agents may publish or may have published research or other opinions that are inconsistent with an investment position in the S&P 500® Index, the Dow Jones EURO STOXX 50® Index or the Nikkei 225SM Index . Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Additionally, UBS Financial Services Inc. and its affiliates may publish or may have recently published research and other opinions that are inconsistent with an investment position in the S&P 500® Index, the Dow Jones EURO STOXX 50® Index or the Nikkei 225SM Index. Investors should make their own independent investigation of the merits of investing in the Notes which are linked to the applicable index.

♦

Credit of Issuers: An investment in the Notes may be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

♦

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the applicable index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the product supplement no. 650-I.

Risks Specific to an Investment in the S&P 500 Notes

♦

We are One of the Companies that Make up the S&P 500® Index: We are one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the S&P 500 Notes in taking any corporate action that might affect the level of the S&P 500® Index and the value of the S&P 500 Notes.

Risks Specific to an Investment in the Offerings of Notes Linked to the Dow Jones EURO STOXX 50® Index or the Nikkei 225SM Index

♦

Currency Risk: While the stocks included in the Dow Jones EURO STOXX 50® Index and the Nikkei 225SM Index are denominated in currencies other than the U.S. dollar, the Index Returns for each of the EURO STOXX 50 Notes and the Nikkei 225 Notes will not be adjusted for changes in exchange rates. Therefore, if the currencies in which the stocks included in the Dow Jones EURO STOXX 50® Index or the Nikkei 225SM Index are denominated appreciate or depreciate relative to the U.S. dollar over the term of the EURO STOXX 50 Notes and the Nikkei 225 Notes, as applicable, you will not receive any additional payment or incur any reduction in payment at maturity.

♦

Non-U.S. Securities Markets Risks: The stocks included in the Dow Jones EURO STOXX 50® Index and the Nikkei 225SM Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. This may have a negative impact on the performance of the Notes linked to these indices, which may have an adverse effect on the EURO STOXX 50 Notes and the Nikkei 225 Notes, as applicable.

The S&P 500® Index

The Standard & Poor’s 500® Index (the “S&P 500® Index”) is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. As discussed more fully in the S&P 500 Underlying Supplement under the heading “The S&P 500® Index,” the S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the number of companies included in each group as of July 31, 2007 indicated below: Consumer Discretionary (88); Consumer Staples (39); Energy (32); Financials (92); Health Care (53); Industrials (53); Information Technology (75); Materials (28); Telecommunications Services (9); and Utilities (32).

You can obtain the level of the S&P 500® Index at any time from the Bloomberg Financial Markets page “SPX <Index> <GO>“ or from the Standard & Poor’s web site at www.spglobal.com.

The graph below illustrates the performance of the S&P 500® Index from August 28, 1997 to August 28, 2007. The historical levels of the S&P 500® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The S&P 500® Index closing level on August 28, 2007 was 1,432.36.

The information on the S&P 500® Index provided in this document should be read together with the discussion under the heading “The S&P 500® Index” beginning on page US-2 of the S&P 500 Underlying Supplement. Information contained in the Standard & Poor’s website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Dow Jones EURO STOXX 50® Index

The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Group. As discussed more fully in the EURO STOXX 50 Underlying Supplement under the heading “The Dow Jones EURO STOXX 50® Index,” the Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX 50® Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made annually to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX 50® Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website at www.stoxx.com.

You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO>“ or from the STOXX Limited web site at www.stoxx.com.

The graph below illustrates the performance of the Dow Jones EURO STOXX 50® Index from August 28, 1997 to August 28, 2007. The historical levels of the Dow Jones EURO STOXX 50® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Dow Jones EURO STOXX 50® Index closing level on August 28, 2007 was 4,170.68.

The information on the EURO STOXX 50® provided in this document should be read together with the discussion under the heading “EURO STOXX 50®” beginning on page US-3 of the EURO STOXX 50 Underlying Supplement. Information contained in the STOXX Limited website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Nikkei 225SM Index

The Nikkei 225SM Index is published and disseminated by Nikkei Inc. As discussed more fully in the Nikkei 225 Underlying Supplement under the heading “The Nikkei 225SM Index,” the Nikkei 225SM Index is a modified, price-weighted average of 225 Japanese companies listed in the First Section of the Tokyo Stock Exchange that measures the composite price performance of selected Japanese stocks. The 225 companies included in the Nikkei 225SM Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.

You can obtain the level of the Nikkei 225SM Index at any time from the Bloomberg Financial Markets page “NKY <Index> <GO>“, from the Reuters service under the symbol “NKY.TK” or from the Nikkei Inc. web site at www.nni.nikkei.co.jp.

The graph below illustrates the performance of the Nikkei 225SM Index from August 28, 1997 to August 28, 2007. The historical levels of the Nikkei 225SM Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Nikkei 225SM Index closing level on August 28, 2007 was 16,287.49

The information on The Nikkei 225SM Index provided in this document should be read together with the discussion under the heading “The Nikkei 225SM Index” beginning on page US-3 of the Nikkei 225 Underlying Supplement. Information contained in the Nikkei Inc. website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Supplemental Plan of Distribution

We have agreed to sell to UBS Financial Services Inc. and Lehman Brothers Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Notes at the prices indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We have, or our affiliate has, entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.